Exhibit 99.1

River Valley Bancorp
Announces Record Results for 4th Quarter and
 For the Year Ended December 31, 2012

For Immediate Release
Friday, January 25, 2013

Madison, Indiana – January 25, 2013– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced unaudited earnings for the fourth quarter and fiscal year ended December 31, 2012.

For the year ended December 31, 2012, the Corporation reported net income of $4,012,000 or $2.40 per basic share. This is the highest dollar value recorded in the Corporation’s history. This compares to net income of $1,772,000 for the year ended December 31, 2011, or $0.93 per basic share. In comparing like year periods, the culmination of the acquisition/merger with Dupont State Bank in the fourth quarter of 2012 provided certain purchase accounting adjustments as well as an opportunity to restructure elements of the balance sheet for ongoing benefits. The most compelling variation in the like period comparison is the 2012 gain of approximately $988,000 from the “bargain purchase price” associated with the acquisition. Likewise, with the infusion of additional cash investments and the sale of certain low yielding investment securities available for sale, the Corporation prepaid $12.5 million in Federal Home Loan Bank (FHLB) advances. Gains on the sale of investment securities available for sale were approximately $997,000 for the year ended December 31, 2012 which more than offset the $392,000 in penalties associated with the prepayment of FHLB advances. The combination of prepaying those advances and selling particular investment securities available for sale provided a positive net interest yield adjustment that will provide benefit for what would have been the duration of those instruments.

In fiscal period comparisons, the Corporation expensed $1,389,000 less for the provision for loan losses in 2012 than in 2011. Noninterest expense increased by $1,775,000, of which $170,000 of the increase was associated with one-time expenses associated with the acquisition. Other noninterest expense increases included approximately $644,000 for increases in salaries and benefit expenses in 2012 and the prepayment penalties mentioned above. Other noninterest income increased by $2,761,000, primarily due to the aforementioned bargain purchase gain on the Dupont State Bank acquisition, gains on sale of loans to the secondary market and other fee income. Income taxes in 2012 were $756,000 higher than in 2011, reflecting the tax effect of the above mentioned transactions.

The return on average assets for fiscal year 2012 was 0.95%; the return on average equity was 11.68%. For fiscal 2011, those numbers were 0.45% and 5.41%, respectively.

For the fourth quarter ended December 31, 2012, the Corporation reported a new historic high in net income of $1,882,000, or $1.17 per basic share. This compared to net income of $556,000 for the quarter ended December 31, 2011, or $0.31 per basic share. This increase was attributable to the activities previously discussed relative to the acquisition/merger occurring in the fourth quarter of 2012. Those same qualitative and quantitative factors had a dramatic impact on the financial performance between the like periods.

For the fourth quarter 2012, the return on average assets was 1.64% while the return on average equity was 21.23%.  Those percentages for the like period in 2011 were 0.54% and 6.71% respectively.

Assets totaled $473.8 million as of December 31, 2012 which compares to $406.6 million as of December 31, 2011. Net loans, including loans held for sale, were $305.9 million as of December 31, 2012, an increase of $52.7 million from balances reported as of December 31, 2011. Deposits totaled $384.2 million as of December 31, 2012 or a $79.0 million increase from the $305.2 million reported December 31, 2011. Again, most of the increases could be attributed to the combination of the two institutions. Outstanding borrowings went from $65.2 million as of December 31, 2011 to $49.7 million as of year-end 2012.

As of December 31, 2012, total delinquency, defined as loans delinquent 30 days or more, including acquired loans, stood at 2.61% of total loans. This percentage as of December 31, 2011 was 4.23%. Net charge-offs, expressed as a ratio of average loans during 2012, was 0.34% compared to 1.07% in 2011. Non-performing loans, defined as loans over 90 days delinquent and/or restructured, as a percentage of total loans including acquired loans, was 4.03% as of December 31, 2012 and 3.40% as of December 31, 2011.  The allowance for loan losses expressed as a percentage of outstanding loans was 1.15% as of December 31, 2012 and 1.56% as of December 31, 2011.  Excluding the loans acquired during the Dupont acquisition, which have been recorded at fair value, the allowance for loan losses expressed as a percentage of outstanding loans was 1.38% as of December 31, 2012.

Stockholder’s equity as of December 31, 2012 was $35.6 million and compares to $33.0 million as of December 31, 2011. Book value of River Valley Bancorp, including preferred shares, was $23.26 as of December 31, 2012, compared to $21.69 at December 31, 2011. Book values, excluding preferred stock, were $20.06 and $18.46, respectively.

“We are extremely pleased to announce the fourth quarter and fiscal 2012 numbers.  While there is a tremendous amount of ‘noise’ associated with purchase accounting numbers and our choice to restructure components of the balance sheet, the most important facts are the strength and the ‘value-adds’ of this acquisition. With the merger, we have increased earnings and growth opportunities, and communities are reacting positively to our community banking model. This is not to say that there may not be ‘hiccups’ but we have spent considerable effort on the pricing and valuations for the merger, which are reflected in the gain on the purchase price and adjustments in asset values,” stated Matthew P. Forrester, President of River Valley Bancorp. “We are pleased to get past the integration phase of the transaction, and anxiously look forward to the performance opportunities in 2013 and beyond.”

For the fiscal year, the Corporation’s stock traded in a daily closing price range of $15.50 to $20.00, closing on December 31, 2012 at $17.65.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months	3 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
	12-31-2012	12-31-2011	12-31-2012	12-31-2011

Assets			$473,776	$406,643
Net Loans, including loans for sale (net of ALL)			305,912	253,183
Allowance for Loan Losses (ALL)			3,564	4,003
Deposits			384,255	305,226
Borrowings			49,217	65,217
Stockholders’ Equity			35,587	32,957
Total Interest Income	$4,572	$4,353	17,510	17,712
Total Noninterest Income	2,173	982	5,387	3,446
Net Realized Gain (loss) on Sales of Securities	547	42	997	312
Gain (loss) Real Premises, Equipment, and Real Estate Held for Sale	(37)	(75)	(615)	(750)
Interest Expense	1,194	1,415	5,000	5,823
Net Interest Income	3,378	2,938	12,510	11,889
Total Noninterest Expense	3,573	2,850	12,026	10,251
Provision for Loan Losses	318	474	1,382	2,771
Taxes	288	82	859	103
Net Income	1,882	556	4,012	1,772

ROAA	1.64%	0.54%	0.95%	0.45%
ROAE	21.23%	6.71%	11.68%	5.41%
Earnings per Share	$1.17	$0.31	$2.40	$0.93
Diluted Earnings per Share	$1.17	$0.31	$2.40	$0.93

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949